Exhibit 10.5

STOCK OPTION CANCELLATION AND RELEASE AGREEMENT

This Stock Option Cancellation and Release Agreement (hereinafter “Agreement”), dated as of October 29, 2009, is made by and among Rexnord Holdings, Inc., a Delaware corporation (the “Company”), Cypress Industrial Holdings, LLC, a Maryland limited liability company (“Industrial”), and Cypress Group, LLC, a Maryland limited liability company (the “Optionee”).

WHEREAS, pursuant to that certain Non-Qualified Stock Option Agreement of Rexnord Holdings, Inc., dated as of April 19, 2007, by and between the Company, Industrial and Optionee (the “Stock Option Agreement”), the Company granted a stock option to Optionee covering 130,743 shares of Company common stock and with an exercise price of $19.94 per share (the “Option”); and

WHEREAS, Optionee desires and has requested the Company to cancel the Option and all rights thereunder in order that the Company may grant additional options under the 2006 Stock Option Plan of Rexnord Holdings, Inc. (the “Plan”), and the Company has agreed to such cancellation.

NOW, THEREFORE, the Company and Optionee agree as follows:

1. Option Cancellation. The Option is hereby cancelled. Optionee shall have no further rights to exercise the Option or to acquire Company stock pursuant to the Option.

2. Cancellation Payment. As a payment in lieu of whatever benefits, if any, to which Optionee may be entitled under the Option, and in exchange for the release of claims and covenants contained herein, the Company shall pay Optionee the amount of $1.

3. Optionee Release. Optionee agrees that, in exchange for the good and valuable consideration described in this Agreement, including but not limited to Section 2 hereof, the sufficiency of which is hereby acknowledged, and in order to permit the Company to grant additional stock options under the Plan, Optionee hereby releases and discharges fully and forever the Company from any and all present or future claims, demands, and causes of action which may relate to the Option.

4. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of both the Company and Optionee and their respective successors, heirs, and legal representatives. Optionee’s signature below on this Agreement affirms that it has read and understands all provisions of this Agreement and Optionee agrees to comply with all terms hereof.

5. Entire Agreement. This Agreement constitutes the entire agreement between the Company and Optionee and contains all the agreements between them with respect to the subject matter hereof; provided, however, that this Agreement shall not affect any other agreements existing between the Company, Industrial and Optionee, including but not limited to any such agreements related to shares of Company stock owned by Industrial or Optionee or any stockholders, consulting or similar agreements or arrangements.

6. Applicable Law. This Agreement shall be construed and enforced under and in accordance with the laws of the State of New York.

[SIGNATURE PAGE TO FOLLOW.]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the day, month and year first set forth above.

THE COMPANY:

Rexnord Holdings, Inc.

By:	/s/ Patricia M. Whaley
Name:	Patricia M. Whaley
Title:	Vice President, General Counsel & Secretary

THE OPTIONEE:

Cypress Group, LLC

By:	/s/ George M. Sherman
Print Name:	George M. Sherman
Title:	Managing Member

INDUSTRIAL:

Cypress Industrial Holdings, Inc.

By:	/s/ George M. Sherman
Print Name:	George M. Sherman
Title:	Managing Member